SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. 1) (1)


                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  109502 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)
          [_]  Rule 13d-(c)
          [X]  Rule 13d-1(d)


----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 109502 10 4               13G                        Page 2 of 5 Pages


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     (1) Mark Miller
     (2) Pacific Interactive Education Pty. Limited

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     (1) Mark Milller- Australia
     (2) Pacific Interactive Education Pty. Limited- New South Wales, Australia
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                (1) Mark Miller- 16,250
                         (2) Pacific Interactive Education Pty. Limited- 0
BENEFICIALLY   -----------------------------------------------------------------
               6.   SHARED VOTING POWER
  OWNED BY
                         (1) Pacific Interactive Education Pty. Limited and Mark
    EACH            Miller share voting power with respect to 430,013 shares;
                    and
  REPORTING              (2) Pacific Interactive Education Pty. Limited as
                    Trustee (not a reporting person) and Mark Miller share
   PERSON           voting power with respect to 70,000 shares.
               -----------------------------------------------------------------
    WITH       7.   SOLE DISPOSITIVE POWER

                          (1)  Mark Miller- 16,250
                          (2)  Pacific Interactive Education Pty. Limited- 0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
                          (1) Pacific  Interactive  Education Pty. Limited and
                    Mark Miller share dispositive power with respect to 430,013 shares; and
                          (2) Pacific Interactive Education Pty. Limited as
                    Trustee (not a reporting person) and Mark Miller share dispositive power with respect to 70,000 shares.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     (1)  Mark Miller- 516,263
     (2)  Pacific Interactive Education Pty. Limited- 500,013
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     (1)  Mark Miller- 4.1%
     (2)  Pacific Interactive Education Pty. Limited- 4.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (1)  Mark Miller- IN
     (2)  Pacific Interactive Education Pty. Limited- CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).  NAME OF ISSUER:

          Brilliant Digital Entertainment, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          6355 Topanga Canyon Boulevard, Suite 513
          Woodland Hills, California  91367

ITEM 2(a).  NAME OF PERSON FILING:

          (1)   Mark Miller
          (2)   Pacific Interactive Education Pty. Limited

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          (1)   Mark Miller
                13 Clairvaux Road
                Vaucluse
                New South Wales 2030   Australia

          (2)  Pacific Interactive Education Pty. Limited
               13 Clairvaux Road
               Vaucluse
               New South Wales 2030   Australia

ITEM 2(c).  CITIZENSHIP:

          (1)   Mark Miller- Australia
          (2)   Pacific Interactive Education Pty. Limited- NSW, Australia

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.001 per share

ITEM 2(e).  CUSIP NUMBER:

          109502 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

          (a) [ ] Broker or Dealer registered under Section 15 of the Exchange Act.

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

          (e)  [ ] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with 13d-(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4. OWNERSHIP.

          Included in rows 5 through 9 and 11 on page 2.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10. CERTIFICATIONS.

          Not Applicable

                                  SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    MARK MILLER

                                                FEBRUARY 10, 2000
                                    --------------------------------------------
                                                      (Date)


                                                 /S/ MARK MILLER
                                    --------------------------------------------
                                                   (Signature)


                                                    Mark Miller
                                    --------------------------------------------
                                                   (Name/Title)

                                    Pacific Interactive Education Pty. Ltd.

                                                FEBRUARY 10, 2000
                                    --------------------------------------------
                                                      (Date)


                                                 /S/ MARK MILLER
                                    --------------------------------------------
                                                   (Signature)

                                          Mark Miller, Managing Director
                                    --------------------------------------------
                                                   (Name/Title)